Calculation of Filing Fee Tables
S-3
RECURSION PHARMACEUTICALS, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Class A Common Stock, par value $0.00001 per share	457(r)	1,457,952	$ 5.01	$ 7,304,339.52	0.0001531	$ 1,118.29
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 7,304,339.52		$ 1,118.29
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 1,118.29
Offering Note
[1]	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), Recursion Pharmaceutics, Inc. (the "Registrant") initially deferred payment of all of the registration fees for the registration statement on Form S-3ASR (File No. 333- 284878), filed on February 12, 2025 (the "Registration Statement"). This "Calculation of Filing Fee Table" shall be deemed to update the "Calculation of Registration Fee" table in the Registration Statement. The prospectus to which this Exhibit is attached is a final prospectus supplement for the related offering. The maximum offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant's Class A Common Stock on the Nasdaq Global Select Market on July 7, 2025.